Exhibit 99.1

Contact: Julie DiBene
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone: (408) 944-0800
Press Release
MICREL NAMES INDUSTRY VETERAN COMPANY’S
NEW CHIEF FINANCIAL OFFICER

San Jose, CA, October 2, 2013 - Micrel, Inc. (NASDAQ: MCRL), an industry leader in high performance linear and power solutions, LAN and timing and communications solutions, announced today that effective October 2, 2013, it has named Robert DeBarr as the Company’s new Chief Financial Officer and Vice President of Finance & Human Resources. Mr. DeBarr replaces Ray Wallin who announced his intent to leave Micrel in August 2013. As previously reported and to ensure a smooth transition, Mr. Wallin will remain with the Company through November 15, 2013.
Ray Zinn, President and Chief Executive Officer, stated, “Financial transparency is one of the key hallmarks of Micrel and woven into the very culture of the Company. In this capacity, we are thrilled to have such a seasoned industry veteran join the Micrel team. Bob’s extensive background in running a finance team, coupled with his expertise in implementing and maintaining world class accounting practices, will enable Micrel to continue to run one of its key departments smoothly and efficiently. With his extensive semiconductor background and thirty years at National Semiconductor, he will be a great asset to Micrel. He also has significant experience in cost accounting, which will help us in maintaining our competitive edge.”
Prior to joining Micrel, Mr. DeBarr was with Texas Instruments Incorporated as a financial executive with responsibility for integrating the acquisition of National Semiconductor Corporation which became effective in September 2011. He served as the Treasurer of National Semiconductor for more than six years prior to his position at Texas Instruments. Before this, he served in a variety of positions for more than twenty years at National Semiconductor including Corporate Controller and Chief Accounting Officer. Mr. DeBarr has also served as Chairman of the Board of PremierOne Credit Union since January 2013 and previously served as the Chairman of the Board for National1st Credit Union, 1997 to 2012. Mr. DeBarr holds an M.B.A. in Finance from Golden Gate University and a B.S. in Accounting from San Jose State University.

About Micrel, Inc.
Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide high performance linear and power, LAN and timing and communications markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: www.micrel.com.

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